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Exhibit 4.8

        THIS SECOND SUPPLEMENTAL INDENTURE, dated as of 17 June, 2003 between Vantico Group S.A., a company organized under the laws of the Grand Duchy of Luxembourg (the Company), and The Bank of New York, a New York banking corporation, acting through its London Branch, as trustee, (the Trustee).

W I T N E S S E T H:

        WHEREAS, in accordance with Section 9.02 of the Indenture, dated as of August 1, 2000 between the Company and the Trustee, relating to the Company's 12% Senior Notes due 2010 (the Indenture), the Company and the Trustee desire to amend the Indenture as provided for below;

        WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture according to the terms of this Supplemental Indenture and the terms of the Indenture have been done;

        NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

        SECTION 1.1.    Certain Terms Defined in the Indenture.    All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Indenture.

        SECTION 1.2.    Amendment of Section 4.02.    Section 4.02 of the Indenture (as amended by the First Supplemental Indenture, dated April 10, 2003, between the Company and the Trustee) is hereby deleted and replaced by the following:

        "SECTION 4.02.    Financial reports; Other Information

          (a)   The Company shall furnish to the holders of the Notes no later than the thirtieth day of September following the end of each fiscal year of the Company, all annual financial information that would be required to be contained in a filing with the SEC on Form 20-F (or any successor form) if the Company were required to file such Form, prepared in accordance with GAAP, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual financial information, a report thereon by the Company's certified independent accountants;

          (b)   The Company shall furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act."

        SECTION 2.    Governing Law.    This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

        SECTION 3.    Counterparts.    This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        SECTION 4.    Ratification.    Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company and the Trustee.

        SECTION 5.    Effectiveness.    This Supplemental Indenture shall become effective upon due execution.

        SECTION 6.    Trustee.    The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of 17 June, 2003.

VANTICO GROUP S.A.
By:	/s/ STRAMETZ
	Name:	Helmut Strametz
	Title:	Director
THE BANK OF NEW YORK, LONDON BRANCH, as Trustee
By:	/s/ T BLEWER
	Name:	Trevor Blewer
	Title:	Vice President

EXECUTION COPY

VANTICO GROUP S.A., as Issuer
and
THE BANK OF NEW YORK, as Trustee

Second Supplemental Indenture
Dated as of 17 June, 2003

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  Exhibit 4.8